Exhibit 10(h)(xxix)

IDAHO POWER COMPANY

SECURITY PLAN FOR
SENIOR MANAGEMENT EMPLOYEES II

Effective January 1, 2005

IDAHO POWER COMPANY
SECURITY PLAN FOR SENIOR MANAGEMENT EMPLOYEES II

EFFECTIVE JANUARY 1, 2005

ARTICLE I

PURPOSE; EFFECTIVE DATE

The purpose of this Security Plan for Senior Management Employees II (the "Plan") is to provide supplemental retirement benefits for certain key employees of Idaho Power Company, its subsidiaries and affiliates.  It is intended that the Plan will aid in attracting individuals of exceptional ability and retain those critical to the operation of the Company, by providing them with these benefits.  The effective date of this Plan is January 1, 2005.  It is intended to be compliant with Section 409A of the Internal Revenue Code, which was added by the American Jobs Creation Act of 2004, effective January 1, 2005.  It continues the program of supplemental retirement benefits provided under the Security Plan for Senior Management Employees I, amended and restated effective November 20, 2003, and as amended by the First Amendment thereto, which froze that Plan as of December 31, 2004.

ARTICLE II

DEFINITIONS

As used in this Plan, the following terms shall be defined as stated in this Article, as interpreted by the Administrative Committee pursuant to its authority granted by Section 9.1 of this Plan.

2.1              Actuarial Equivalent.  "Actuarial Equivalent" shall mean equivalence in value between two (2) or more forms and/or times of payment based on a determination by an actuary chosen by the Company using generally accepted actuarial assumptions, methods and factors as used in the Retirement Plan of Idaho Power Company which may be amended from time to time.

2.2              Administrative Committee.  "Administrative Committee" shall mean the Fiduciary Committee appointed by the Compensation Committee pursuant to Section 9.1 hereof and the Chief Executive Officer of the Company.

2.3              Affiliate.  "Affiliate" shall mean a business entity that is affiliated in ownership with the Company or an Employer and is recognized as an Affiliate by the Company for the purposes of this Plan.

2.4              Beneficiary.  "Beneficiary" shall mean the person, persons or entity designated by the Participant pursuant to Article VIII to receive any benefits payable under the Plan.  Each such designation shall be made in a written instrument filed with the Administrative Committee and shall become effective only when received, accepted and acknowledged in writing by the Administrative Committee or its designee.

2.5              Board.  "Board" shall mean the Board of Directors of the Company.

2.6              Change in Control.  "Change in Control" shall mean any of the following events:

2.6.1        any person, or more than one person acting as a group, acquires ownership of stock of IDACORP, Inc. that, together with all other stock held by such person or persons, constitutes more than 50% of the total fair market value or total voting power of the stock of IDACORP, Inc.

2.6.2        any person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of thirty-five percent (35%) or more of the voting stock of IDACORP, Inc.

2.6.3        any person, or more than one person acting as a group, other than an Affiliate of IDACORP (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1933), acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from IDACORP, Inc. that have a total fair market value equal to or more than forty percent (40%) of the total gross fair market value of all the assets of the corporation immediately prior to such acquisition or acquisitions.  (For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets).

2.6.4        a majority of members of the Board of Directors of IDACORP, Inc. is replaced during any twelve (12) month period, such that, individuals who at the beginning of such period constitute the Board of IDACORP, Inc. cease for any reason to constitute a majority thereof, unless the appointment or election of each new director was endorsed by a majority of the directors in office prior to such appointment or election.

2.6.5        any event described in 2.6.1 through 2.6.4 above occurs with respect to the Company, except that IDACORP, Inc. and its Affiliates shall not be considered persons for purposes of determining whether there has been a change in control."

2.7              Change in Control Period.  "Change in Control Period" shall mean the period beginning with a Change in Control as defined in Section 2.6 and ending with the earlier of: (i) termination date of the Change in Control as determined by the Compensation Committee or (ii) 24 months following the consummation of a Change in Control.

2.8              Company.  "Company" shall mean the Idaho Power Company, an Idaho corporation, its successors and assigns.

2.9              Compensation Committee.  "Compensation Committee" shall mean the Board committee assigned responsibility for administering executive compensation.

2.10          Compensation.  "Compensation" shall mean the base salary and annual bonus (not to exceed one (1) times base salary for the year in which the bonus was paid) paid to a Participant and considered to be "wages" for purposes of federal income tax withholding.  Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to any plan sponsored by the Employer which permits deferral of current compensation.  Compensation does not include long-term incentive compensation in any form, expense reimbursements, or any form of non-cash compensation or benefits.

2.11          Disability.  "Disability" shall mean that a Participant is eligible to receive benefits under the Long-Term Disability Program maintained by the Employer.

2.12          Early Retirement Date.  "Early Retirement Date" shall mean a Participant's Termination Date, if such termination occurs on or after such Participant's:

2.12.1    attainment of age fifty-five (55); or

2.12.2    completion of thirty (30) years of Credited Service under the Retirement Plan but prior to Participant's Normal Retirement Date.

2.13          Employer.  "Employer" shall mean the Company and any business affiliated with the Company that employs persons who are designated by the Board or the Administrative Committee for participation in this Plan.

2.14          Final Average Monthly Compensation.  "Final Average Monthly Compensation" shall mean the Compensation received by the Participant during any sixty (60) consecutive months (during the last ten (10) years of employment) for which the Participant's compensation was the highest divided by sixty (60).  In determining Final Average Monthly Compensation, annual bonuses shall be allocated equally to the months in which they were paid.  Final Average Monthly Compensation shall not include any Compensation payable to a Participant pursuant to a written severance agreement with the Employer.

2.15          Key Employee.  "Key Employee" shall mean a person as defined in Section 416(i) of the Internal Revenue Code without regard to paragraph (5) thereof.

2.16          Normal Form of Benefit.  "Normal Form of Benefit" shall mean the normal form of monthly retirement benefit provided under Section 3.01 of the Employer's Retirement Plan.

2.17          Normal Retirement Date.  "Normal Retirement Date" shall mean a Participant's Termination Date if the termination occurs on or after the Participant attains age sixty-two (62).

2.18          Participant.  "Participant" shall mean any individual who is participating in or has participated in this Plan as provided in Article III.

2.19          Plan Year.  "Plan Year" shall mean the calendar year.

2.20          Retirement.  "Retirement" shall mean termination of a Participant's employment with the Employer at the Participant's Early Retirement Date or Normal Retirement Date, as applicable.

2.21          Retirement Plan.  "Retirement Plan" shall mean The Retirement Plan of Idaho Power Company as may be amended from time to time.

2.22          Security Plan Retirement Benefit.  "Security Plan Retirement Benefit" shall mean the benefit determined under Article VI of this Plan.

2.23          Target Retirement Percentage.  "Target Retirement Percentage" shall equal six percent (6%) for each of the first ten (10) Years of Participation plus an additional one percent (1%) for each Year of Participation, exceeding ten (10).  The maximum Target Retirement Percentage shall be seventy-five percent (75%).

2.24          Termination Date.  "Termination Date" shall mean the actual date a Participant's employment with his or her Employer terminates by resignation, discharge, death, Retirement or by any other method.

2.25          Years of Participation.  "Years of Participation" shall be twelve (12) month periods, and portions thereof, which shall begin on the earlier of the date an individual, who has been designated by the Employer, is approved by Administrative Committee pursuant to Section 3.1, or the date designated by the Administrative Committee, and shall end on the earlier of a Participant's Termination Date, or the date the Participant experiences a change in status, as provided in Section 3.4.  Partial Years of Participation, if any, shall be used in determining benefits under this Plan.  Years of Participation under the Security Plan for Senior Management Employees I (which was frozen as of December 31, 2004), if any, shall be included in determining the total Years of Participation.

ARTICLE III

PARTICIPATION AND VESTING

3.1              Eligibility.  Eligibility to participate in the Plan is limited to those key employees of the Employer who are designated, from time to time, by the Employer subject to approval of the Administrative Committee.  Key employees who as of January 1, 2005 are participants in the Security Plan for Senior Management Employees, amended and restated effective November 20, 2003, as amended by the First Amendment thereto (the Frozen plan), shall be Participants in this Plan on January 1, 2005, the effective date of this Plan.

3.2              Vesting.  A Participant shall be one hundred percent (100%) immediately vested.

3.3              Change in Employment Status.  If the Employer determines that a Participant's employment performance or classification is no longer at a level which deserves participation in this Plan, but does not terminate the Participant's employment with the Employer, participation herein and eligibility to receive benefits hereunder shall be limited to the Participant's accrued benefit as of the date of the change in employment status.  In such an event, the benefits payable to the Participant shall be based solely on the Participant's Years of Participation and Final Average Monthly Compensation as of such date.  A Participant who is not continuing participation in this Plan under this Section will not have benefits determined nor receive benefits under Article VI until his or her Termination Date.

3.4

3.5              Non-Participating Affiliate.  A Participant, who subsequently is transferred to an affiliated company that does not provide for participation in this Plan, may be allowed to continue participation under the Plan subject to the approval of the Administrative Committee.  A Participant who is not allowed to continue participation in this Plan will not have benefits determined nor receive benefits under Article VI until his or her Termination Date.

ARTICLE IV

BENEFIT ELECTION

4.1              Benefits Elections.  In the event a Participant who was a participant prior to December 1, 1994, in the Security Plan for Senior Management Employees I, or, if the Participant is deceased, the Beneficiary of such Participant, elects to receive the Frozen Benefit (the Frozen Retirement Benefit or Frozen Survivor Benefit, as defined in Plan I) under Plan I, no benefits shall be payable under this Plan.

ARTICLE V

SURVIVOR BENEFITS

5.1              Pre-retirement Survivor Benefits.  If a Participant dies while employed by the Employer, the Employer shall pay a survivor benefit to such Participant's Beneficiary as follows:

5.1.1        Amount.  The pre-termination survivor benefit shall be equal to sixty-six and two-thirds percent (66 2/3%) of the retirement benefit calculated under Section 6.1 assuming retirement occurred at the later of age sixty-two (62) or date of death.  Final Average Monthly Compensation and the Retirement Plan benefit shall be determined as of the date of the Participant's death.  For purposes of this section (a), the Retirement Plan benefit shall be the accrued benefit determined as of the date of death as defined in the Retirement Plan.

5.1.2        Payment.  If the Participant is married on the date of death, the benefits shall be paid to the spouse of the Participant for the life of the spouse beginning on the first day of the month coincident with or following the date of death.  If the spouse's date of birth is more than ten (10) years after the Participant's date of birth, the monthly benefit shall be reduced using the Actuarial Equivalent factors to reflect the number of years over ten (10) the spouse is younger than the Participant.  If the Participant is unmarried on the date of death, the benefit shall be paid to the Participant's Beneficiary in a lump sum that is the Actuarial Equivalent of the value of a death benefit payable to an assumed spouse the same age as the Participant.

5.2              Post-termination Survivor Benefit.

5.2.1        Death Prior to Commencement of Benefits.  If a Participant dies prior to commencement of benefits but after reaching a Termination Date:

(a)                Amount.  The amount of the post-termination survivor benefit shall be equal to sixty-six and two thirds percent (66 2/3%) of the retirement benefit payable to the Participant.

(b)               Payment.  If the Participant is married on the date of death, the benefits shall be paid to the spouse of the Participant for the life of the spouse beginning on the first day of the month coincident with or following the date of death.  If the spouse's date of birth is more than ten (10) years after the Participant's date of birth, the monthly benefit shall be reduced using Actuarial Equivalent factors to reflect the number of years over ten (10) the spouse is younger than the Participant.  If the Participant is unmarried on the date of death, the benefit shall be paid to the Participant's Beneficiary in a lump sum that is the Actuarial Equivalent of the value of a death benefit payable to an assumed spouse the same age as the Participant.

5.2.2        Death After Commencement of Benefits.  If a Participant dies after commencement of benefits, a survivor benefit will be paid only if, and to the extent provided for, under the form of benefit elected by the Participant pursuant to Sections 6.6.

ARTICLE VI

SECURITY PLAN RETIREMENT BENEFITS

6.1              Normal Retirement Benefit.  If a Participant's employment terminates with an Employer at a Normal Retirement Date, the Employer shall pay to the Participant a monthly Security Plan Retirement Benefit beginning the first day of the month following the Normal Retirement Date.  Payment of this benefit cannot be deferred.  The monthly Security Plan Retirement Benefit shall equal the Target Retirement Percentage multiplied by the Participant's Final Average Monthly Compensation, less the Participant's retirement benefit, if any, under the Security Plan for Senior Management Employees I (which was frozen as of December 31, 2004) payable as a single life annuity, and less the amount of the Participant's retirement benefit under the Retirement Plan Normal Form of Benefit regardless of the form actually selected by the Participant under the Retirement Plan.

6.2              Early Retirement Benefit.  If a Participant's employment terminates with an Employer at an Early Retirement Date, the Employer shall pay to the Participant a monthly Security Plan Retirement Benefit beginning the first day of the month following the Early Retirement Date.  Payment of this benefit cannot be deferred.  The monthly Security Plan Retirement Benefit shall be equal to the Target Retirement Percentage, multiplied by the Early Retirement Factor and by the Participant's Final Average Monthly Compensation, less the Participant's retirement benefit, if any, under the Security Plan for Senior Management Employees I (which was frozen as of December 31, 2004) payable as a single life annuity , and less the amount of the Participant's retirement benefit under the Retirement Plan Normal Form of Benefit payable at the Participant's Early Retirement Date.

6.3              Early Retirement Factor.  If a Participant's employment terminates before the Participant's Normal Retirement Date, the Target Retirement Percentage shall be multiplied by one (1) of the following Early Retirement Factors.

Exact Age When Payments Begin	Early Retirement Factor
62	100%
61	96%
60	92%
59	87%
58	82%
57	77%
56	72%
55	67%

Early Retirement Factors will be prorated to reflect retirement based on completed months rather than exact age.

6.4              Early Termination Benefits.  If a Participant's employment with an Employer terminates prior to his or her death, Normal Retirement Date or Early Retirement Date, and not within a Change in Control Period, the Employer shall pay to the Participant, commencing on the first day of the month following the Participant's fifty-fifth (55th) birthday, the Security Plan Retirement Benefit as determined under this section.  Payment of this benefit cannot be deferred.

6.4.1        The Target Retirement Percentage shall be calculated based upon the Years of Participation and then multiplied by a fraction equal to the Participant's actual Years of Participation divided by the Years of Participation the Participant would have had at the Normal Retirement Date if the Participant had continued to be employed by the Employer to age sixty-two (62).  The adjusted Target Retirement Percentage shall be multiplied by the factor described in Section 6.3 for each month between the Participant's benefits commencement date (age 55) and age sixty-two (62).

6.4.2        The Early Termination Benefit shall be offset by the Retirement Plan Normal Form of Benefit payable on the date of benefit commencement (age 55) regardless of service, and by the Participant's retirement benefit, if any, under the Security Plan for Senior Management Employees I (which was frozen as of December 31, 2004) payable as a single life annuity .

6.5              Termination After Change in Control.  If a Participant's employment terminates within the Change in Control Period prior to his or her Normal Retirement Date, the Participant shall receive, beginning on the later of the attainment of age fifty-five (55) or the Participant's actual termination date, the Early Retirement Benefit calculated with the Early Retirement Factors set forth in 6.3.

6.6              Form of Payment.  The Security Plan Retirement Benefit shall be paid as a single life annuity for the lifetime of the Participant.

6.6.1        The Participant may also elect to receive Actuarial Equivalent payments in one of the forms of benefit listed below:

(a)                A joint and survivor annuity with payments continued to the surviving spouse at an amount equal to two-thirds (2/3) of the Participant's benefit.

(b)               A joint and survivor annuity with payments continued to the surviving spouse at an amount equal to the Participant's benefit.

(c)                A single life annuity, if the Participant had previously elected one of the joint and survivor annuity options listed above.

6.6.2        If the Actuarial Equivalent of the Security Plan Retirement Benefit is less than $10,000, the Administrative Committee may direct that the Participant's benefit be paid as a lump sum; provided that such lump sum payment shall be made on or before the later of (i) December 31 of the calendar year in which occurs the Participant's Termination Date or (ii) the date 2 1/2 months after the Participant's Termination Date.

6.6.3        The election to receive benefits in a different form of payment may be made at any time prior to commencement of payment.

6.7              Code §162(m) Delay.  If the Administrative Committee reasonably anticipates that the Company's deduction with respect to payment pursuant to Sections 6.1, 6.2 or 6.4 otherwise would be limited or eliminated by application of §162(m), the Administrative Committee may unilaterally delay the time of the making or commencement of payment, provided such payment will be made either at the earliest date the Administrative Committee reasonably anticipates that deduction of the payment will not be limited or eliminated by application of §162(m) or the calendar year in which the Participant's Termination Date occurs; provided, further that such delay not exceed twenty-four (24) months.

6.8       Payment to Key Employee.  Notwithstanding the provisions in Sections 6.1, 6.2, 6.4 and 6.5 with respect to the commencement of payment of benefits, payment to a Key Employee shall be delayed for six months from the Key Employee's Termination Date, and the first payment shall include payments accumulated during the delay.

ARTICLE VII

OTHER RETIREMENT PROVISIONS

7.1              Disability.  During a period of Disability, a Participant will continue to accrue Years of Participation, and Compensation shall be credited to a Participant who is receiving Disability benefits at the full time equivalent rate of pay that was being earned immediately prior to becoming disabled.

7.2              Withholding Payroll Taxes.  The Employer shall withhold from payments made hereunder any taxes required to be withheld from a Participant's wages under federal, state or local law.

7.3              Payment to Guardian.  If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Administrative Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of the minor, incompetent or incapable person.  The Administrative Committee may require proof of incompetency, minority, incapacity or guardianship, as it may deem appropriate, prior to distribution of the Plan benefit.  The distribution shall completely discharge the Administrative Committee and the Employer from all liability with respect to such benefit.

7.4              Hardship Distribution.  A Participant may receive a distribution of benefits they would otherwise have been paid, if the Participant is employed by the Employer at the time of the request, and if the Participant demonstrates to the satisfaction of the Administrative Committee that the withdrawal is necessary because of an unforeseeable emergency.  The withdrawal shall be limited to the amount reasonably necessary to meet the financial hardship, including any amounts necessary to pay federal, state or local income taxes reasonably anticipated to result from the payment.

7.4.1        Financial hardship.  An unforeseeable emergency is a severe financial hardship of a Participant resulting from one or more of the following causes:

(a)                An illness or accident of the Participant, Participant's spouse, or dependent (as defined in Section 152(a) of the Code);

(b)               Loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or

(c)                Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary.

A distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship.

7.4.2        Withdrawal Applications.  The Administrative Committee shall establish guidelines and procedures for implementing withdrawals.  An application shall be written, be signed by the Participant and include a statement of facts causing the financial hardship and any other facts required by the Administrative Committee.

7.4.3        Limitations.  The payment date shall be fixed by the Administrative Committee. The Administrative Committee may require a minimum advance notice and may limit the amount, time and frequency of withdrawals.

ARTICLE VIII

BENEFICIARY DESIGNATION

8.1              Beneficiary Designation.  If the Participant is married, the Beneficiary shall be the Participant's spouse.  Each unmarried Participant shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under this Plan shall be made in the event of the Participant's death prior to the discharge of the Employer's obligation under this Plan.

Any Beneficiary designation may be changed by a Participant by the filing of a written form prescribed by the Administrative Committee.  The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.  Any finalized divorce or marriage (other than common law) of a Participant subsequent to the date of filing of a Beneficiary designation form shall automatically revoke the prior designation.  If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage or divorce, without execution of a new designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then Participant's designated Beneficiary shall be deemed to be the person or persons surviving the Participant in the first of the following classes in which there is a survivor, share and share alike:

8.1.1        the Participant's surviving spouse;

8.1.2        the Participant's children, except that if any of the children predecease the Participant but leave issue surviving, the issue shall take by right of representation;

8.1.3        the Participant's personal representative (executor or administrator).

8.2              Effect of Payment.  The payment to the Beneficiary shall completely discharge Employer's obligations under this Plan.

ARTICLE IX

ADMINISTRATION

9.1              Administrative Committee Duties.  This Plan shall be administered by an Administrative Committee, which shall be the Chief Executive Officer of the Company  and the Fiduciary Committee appointed by the Compensation Committee.  Members of the Administrative Committee may be Participants under this Plan.  The Administrative Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.  A majority vote of the Administrative Committee members shall control any decision.

In the administration of this Plan, the Administrative Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to the Employer.

Subject to Article X, the decision or action of the Administrative Committee in respect of any questions arising out of, or in connection with, the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.2              Indemnity of Administrative Committee.  To the extent permitted by applicable law, the Employer shall indemnify, hold harmless and defend the Administrative Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, provided that the Administrative Committee was acting in accordance with the applicable standard of care.  The indemnity provisions set forth in this Article shall not be deemed to restrict or diminish in any way any other indemnity available to the Administrative Committee members in accordance with the Articles or By-laws of the Company.

ARTICLE X

CLAIMS PROCEDURE

10.1          Claim.  Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Administrative Committee who shall respond in writing as soon as practicable.

10.2          Denial of Claim.  If the claim or request is denied, the written notice of denial shall state:

10.2.1    the reason for denial, with specific reference to the Plan provisions where applicable on which the denial is based;

10.2.2    a description of any additional material or information required and an explanation of why it is necessary; and

10.2.3    an explanation of the Plan's claims review procedure.

10.3          Review of Claim.  Any person whose claim or request is denied or who has not received a response within thirty (30) days may request a review by notice given in writing to the Administrative Committee.  The claim or request shall be reviewed by the Administrative Committee who may, but shall not be required to, grant the claimant a hearing.  On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

10.4          Final Decision.  The decision on review shall normally be made within sixty (60) days.  If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days.  The decision shall be in writing and shall state the reason and any relevant Plan provisions.  All decisions on review shall be final and bind all parties concerned.

ARTICLE XI

TERMINATION, SUSPENSION OR AMENDMENT

11.1          Termination, Suspension or Amendment of Plan.  The Board may, in its sole discretion, terminate or suspend this Plan at any time or from time to time, in whole or in part.  The Compensation Committee may amend this Plan at any time or from time to time.  Any amendment may provide different benefits or amounts of benefits from those herein set forth.  However, no such termination, suspension or amendment or other action with respect to the Plan shall adversely affect the benefits of Participants which have accrued prior to such action, the benefits of any Participant who has previously retired, or the benefits of any Beneficiary of a Participant who has previously died.

11.2          Change in Control.  Notwithstanding Section 11.1 above, during a Change in Control Period, neither the Board nor the Administrative Committee may terminate this Plan with regard to accrued benefits of current Participants.  No amendment may be made to the Plan during a Change in Control Period which would adversely affect the accrued benefits of current Participants, the benefits of any Participant who has retired, or the Beneficiary of any Participant who has died.  The Plan shall continue to operate and be effective with regard to all current or retired Participants and their Beneficiaries during any Change in Control Period.

ARTICLE XII

MISCELLANEOUS

12.1          Unfunded Plan.  This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

12.2          Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or asset of the Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Employer.  Except as may be provided in Section 12.3, such policies, annuity contracts or other assets of the Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligation of the Employer under this Plan.  Any and all of the Employer's assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Employer.  The Employer's obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

12.3          Trust Fund.  The Employer shall be responsible for the payment of all benefits provided under the Plan.  At its discretion, the Employer may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer's creditors.  To the extent any benefits provided under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.

12.4          Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable.  No part of the amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of Participant's or any other person's bankruptcy or insolvency.

12.5          Not a Contract of Employment.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or Participant's Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein.  Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

12.6          Governing Law.  The provisions of this Plan shall be construed, interpreted and governed in all respects in accordance with the applicable federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of Idaho without regard to the principles of conflicts of laws.

12.7          Validity.  If any provision of this Plan shall be held illegal or invalid for any reason, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

12.8          Notice.  Any notice or filing required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail or fax.  The notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

12.9          Successors.  Subject to Section 11.1, the provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.

IDAHO POWER COMPANY

By:   /s/ J LaMont Keen

Chief Executive Officer

By:   /s/ Thomas R. Saldin

Secretary

Dated:  May 8, 2006